Exhibit 99.1

O S H K O S H  C O R P O R A T I O N

F O R   I M M E D I A T E   R E L E A S E

For more information, contact:
Financial:	Patrick Davidson
Vice President, Investor Relations
920.966.5939

Media:	Bryan Brandt
Vice President, Global Branding and Communications
920.966.5982

OSHKOSH CORPORATION REPORTS FISCAL 2016
FOURTH QUARTER AND FULL YEAR RESULTS

Reaffirms Fiscal 2017 Estimated EPS Range of $3.00 to $3.40

Announces 11 Percent Increase in Quarterly Cash Dividend to $0.21 Per Share

OSHKOSH, WI — (November 1, 2016) — Oshkosh Corporation (NYSE: OSK) today reported fiscal 2016 fourth quarter net income of $61.5 million, or $0.82 per diluted share, compared to $50.3 million, or $0.64 per diluted share, in the fourth quarter of fiscal 2015. Comparisons in this news release are to the corresponding period of the prior year, unless otherwise noted.

Results for the fourth quarter of fiscal 2016 were adversely impacted by a $17.5 million after-tax asset impairment and workforce reduction charge related to a decision to outsource aftermarket parts distribution in the access equipment segment. Results for the fourth quarter of fiscal 2015 were adversely impacted by a combined $2.4 million after-tax workforce reduction charge in the access equipment segment and in corporate. Excluding these items, fiscal 2016 fourth quarter adjusted(1) net income was $79.0 million, or $1.05 per diluted share, compared to fiscal 2015 fourth quarter adjusted(1) net income of $52.7 million, or $0.67 per diluted share.

Consolidated net sales in the fourth quarter of fiscal 2016 were $1.76 billion, an increase of 11.2 percent. The Company reported an increase in sales in all segments. Higher international sales in the defense segment accounted for the majority of the increase in sales in the fourth quarter of fiscal 2016.

(1)  This news release refers to GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures. Oshkosh Corporation believes that the non-GAAP measures provide investors a useful comparison of the Company’s performance to prior period results. These non-GAAP measures may not be comparable to similarly titled measures disclosed by other companies. A reconciliation of these non-GAAP financial measures to the most comparable GAAP measures can be found under the caption “Non-GAAP Financial Measures” in this news release.

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Consolidated operating income in the fourth quarter of fiscal 2016 was $95.5 million, or 5.4 percent of sales, compared to $86.6 million, or 5.5 percent of sales, in the prior year fourth quarter. Fiscal 2016 fourth quarter adjusted(1) consolidated operating income was $123.3 million, or 7.0 percent of sales, excluding asset impairment and workforce reduction charges of $27.8 million. Fiscal 2015 fourth quarter adjusted(1) consolidated operating income was $89.5 million, or 5.7 percent of sales, excluding workforce reduction charges of $2.9 million. The increase in adjusted(1) operating income was primarily the result of higher defense and access equipment segment operating income, offset in part by higher corporate expenses.

The Company reported net cash flow provided by operating activities for fiscal 2016 of $577.7 million. Cash flow provided by operating activities less additions to property, plant and equipment of $92.5 million plus net proceeds from the sale of equipment held for rental of $5.4 million resulted in free cash flow(1) for fiscal 2016 of $490.6 million.

“We finished the year on a high note with fiscal fourth quarter adjusted(1) earnings per share of $1.05, which exceeded both our most recent estimates for the quarter and our results from the fourth quarter of fiscal 2015,” said Wilson Jones, president and chief executive officer of Oshkosh Corporation. “Higher than expected sales in the access equipment segment as well as lower bid & proposal costs due to the timing of the FMTV request for proposal and favorable LIFO, warranty and benefits costs in the defense segment drove the higher than expected results for the quarter. Our improved year-over-year performance compared to the fourth quarter of fiscal 2015 was led primarily by significantly stronger results in our defense segment, including the sale of 325 international M-ATVs. We also benefited from revenue growth in our fire & emergency segment, which drives our confidence in the strength of this business as we enter fiscal 2017.

“During the quarter, we also began shipping our revolutionary new defense vehicle, the JLTV. This is just the beginning of our eight year contract to supply the U.S. Army and Marines with the world’s most capable light protected tactical wheeled vehicle. There is great interest in the JLTV from international customers as well, which further strengthens our long-term positive outlook.

“Our access equipment team delivered on the commitment to balance production as inventory was reduced to targeted levels at fiscal year end helping to drive strong free cash flow(1) of $490 million during the year.

“It’s clear that customers with exposure to construction markets are maintaining their cautious approach to capital expenditures, but our defense and fire & emergency segments help provide a solid outlook for fiscal 2017. In addition, as noted during our recent Analyst Day, we continue to work on simplifying our businesses by focusing on those activities that drive the most value for both customers and shareholders. I am confident in our team’s ability to navigate through challenging market conditions in some of our businesses and position Oshkosh Corporation to take advantage of future opportunities.

“As we consider our markets, our performance in fiscal 2016 and our opportunities, I am pleased to announce that we are reiterating our earnings per share expectations range for fiscal 2017 of $3.00 to $3.40.”

Factors affecting fourth quarter results for the Company’s business segments included:

Access Equipment — Access equipment segment net sales increased 0.8 percent to $775.8 million in the fourth quarter of fiscal 2016.

Access equipment segment operating income decreased 20.0 percent to $45.2 million, or 5.8 percent of sales, in the fourth quarter of fiscal 2016 compared to $56.5 million, or 7.3 percent of sales, in the fourth quarter of fiscal 2015. Access equipment segment results for the fourth quarter of fiscal 2016 were adversely impacted by charges of $27.8 million for asset impairments and workforce reductions. Access equipment segment results for the fourth quarter of fiscal 2015 included $2.5 million in workforce reduction charges. Excluding these costs, adjusted(1) operating income was $73.0 million, or 9.4 percent of sales, in the fourth quarter of fiscal 2016 compared to $59.0 million, or 7.7 percent of sales, in the fourth quarter of fiscal 2015. The increase in adjusted(1) operating income was primarily the result of lower spending on engine emissions standards changes, favorable material costs and lower provisions for valuation reserves on used equipment, offset in part by a challenging pricing environment.

Defense — Defense segment net sales for the fourth quarter of fiscal 2016 increased 48.5 percent to $471.8 million. The increase in sales was primarily due to increased sales of international Mine Resistant Ambush Protected All Terrain Vehicles (M-ATV) as well as higher sales of legacy heavy tactical wheeled vehicles to the U.S. government.

Defense segment operating income increased 183.4 percent to $52.4 million, or 11.1 percent of sales, in the fourth quarter of fiscal 2016 compared to $18.5 million, or 5.8 percent of sales, in the fourth quarter of fiscal 2015. The increase in operating results was largely due to the impact of higher sales volume and lower provisions related to contract audits.

Fire & Emergency — Fire & emergency segment net sales for the fourth quarter of fiscal 2016 increased 4.7 percent to $256.9 million. Sales in the fourth quarter of fiscal 2016 benefited from higher domestic fire apparatus deliveries as a result of increased production rates to meet higher demand, offset in part by lower airport products volume. Improved operational efficiencies have allowed the fire & emergency segment to increase its production rates.

Fire & emergency segment operating income decreased 5.8 percent to $22.3 million, or 8.7 percent of sales, in the fourth quarter of fiscal 2016 compared to $23.7 million, or 9.6 percent of sales, in the fourth quarter of fiscal 2015. The decrease in operating income was primarily a result of an unfavorable airport products and broadcast vehicles mix offset in part by the impact of higher sales volumes.

Commercial — Commercial segment net sales increased 0.6 percent to $254.3 million in the fourth quarter of fiscal 2016.

Commercial segment operating income decreased 15.9 percent to $17.7 million, or 7.0 percent of sales, in the fourth quarter of fiscal 2016 compared to $21.1 million, or 8.4 percent of sales, in the fourth quarter of fiscal 2015. The decrease in operating income was primarily a result of production inefficiencies associated with the launch of new products and investments in MOVE initiatives.

Corporate — Corporate operating costs increased $8.9 million in the fourth quarter of fiscal 2016 to $42.1 million due primarily to higher share-based compensation expense, largely as a result of the impact of an increase in the Company’s share price on variable share-based compensation, and higher incentive compensation expense.

Interest Expense Net of Interest Income — Interest expense net of interest income increased $0.6 million to $13.8 million in the fourth quarter of fiscal 2016 as a result of borrowings to support increased working capital levels.

Provision for Income Taxes — The Company recorded income tax expense of $22.0 million in the fourth quarter of fiscal 2016, or 26.4 percent of pre-tax income, compared to $18.7 million, or 27.3 percent of pre-tax income, in the fourth quarter of fiscal 2015. Tax optimization strategies contributed to a reduction in the Company’s effective income tax rate in the fourth quarter of fiscal 2016. The Company recorded $3.5 million of discrete tax benefits in the fourth quarter of fiscal 2015, generally related to reductions of income tax reserves related to the settlement of tax audits and expiration of statutes of limitations.

Share Repurchases — Share repurchases completed during the previous twelve months benefited earnings per diluted share in the fourth quarter of fiscal 2016 by $0.03 compared to the prior year fourth quarter. The Company did not repurchase any shares in the fourth quarter of fiscal 2016.

Full-Year Results

The Company reported net sales for fiscal 2016 of $6.28 billion and net income of $216.4 million, or $2.91 per diluted share. This compares with net sales of $6.10 billion and net income of $229.5 million, or $2.90 per diluted share, in fiscal 2015. Results for fiscal 2016 were adversely impacted by a $17.5 million, or $0.23 per diluted share, after-tax asset impairment and workforce reduction charge in the access equipment segment. Results for fiscal 2015 were adversely impacted by a combined $2.4 million, or $0.03 per diluted share, after-tax workforce reduction charge in the access equipment segment and in corporate, after-tax costs of $9.3 million, or $0.12 per diluted share, incurred in connection with the refinancing of the Company’s senior notes due 2020 and a $2.1 million, or $0.03 per diluted share, after-tax other postretirement benefit curtailment gain. Excluding these items, adjusted(1) net income for fiscal 2016 was $233.9 million, or $3.14 per diluted share, compared to $239.1 million, or $3.02 per diluted share, in fiscal 2015. Improved operating income results in each of the Company’s non-access equipment segments in fiscal 2016 were not sufficient to offset the impact of lower sales in the access equipment segment and higher corporate expenses, including increased start-up costs of a shared manufacturing facility and higher incentive compensation expense. Earnings per diluted share in fiscal 2016 benefited $0.17 compared to the prior year as a result of lower average shares outstanding.

Fiscal 2017 Expectations

The Company reaffirms its fiscal 2017 diluted earnings per share estimate range of $3.00 to $3.40 on projected net sales of $6.5 billion to $6.7 billion and operating income of $390 million to $430 million.

Dividend Announcement

The Company’s Board of Directors today declared a quarterly cash dividend of $0.21 per share of Common Stock. The dividend, increased by approximately 11 percent from the previous dividend, will be payable on December 1, 2016, to shareholders of record as of November 17, 2016.

Conference Call

The Company will comment on its fiscal 2016 fourth quarter earnings and its full-year fiscal 2017 outlook during a conference call at 9:00 a.m. EDT this morning. Slides for the call will be available on the Company’s website beginning at 7:00 a.m. EDT this morning. The call will be webcast simultaneously over the Internet. To access the webcast, listeners can go to www.oshkoshcorporation.com at least 15 minutes prior to the event and follow instructions for listening to the webcast. An audio replay of the call and related question and answer session will be available for 12 months at this website.

Forward Looking Statements

This news release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including, without limitation, statements regarding the Company’s future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations, are forward-looking statements. When used in this news release, words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include the cyclical nature of the Company’s access equipment, commercial and fire & emergency markets, which are particularly impacted by the strength of U.S. and European economies and construction seasons; the Company’s estimates of access equipment demand which, among other factors, is influenced by customer historical buying patterns and rental company fleet replacement strategies; the strength of the U.S. dollar and its impact on Company exports, translation of foreign sales and purchased materials; the expected level and timing of U.S. Department of Defense (DoD) and international defense customer procurement of products and services and acceptance of and funding or payments for such products and services; the outcome of a competitor’s protest of orders we received from the DoD; higher material costs resulting from production variability due to uncertainty of timing of funding or payments from international defense customers; risks related to reductions in government expenditures in light of U.S. defense budget pressures, sequestration and an uncertain DoD tactical wheeled vehicle strategy; the impact of any DoD solicitation for competition for future contracts to produce military vehicles, including a future Family of Medium Tactical Vehicle (FMTV) production contract; the Company’s ability to increase prices to raise margins or offset higher input costs; increasing commodity and other raw material costs, particularly in a sustained economic recovery; risks related to facilities expansion, consolidation and alignment, including the amounts of related costs and charges and that anticipated cost savings may not be achieved; global economic uncertainty, which could lead to additional impairment charges related to many of the Company’s intangible assets and/or a slower recovery in the Company’s cyclical businesses than Company or equity market expectations; projected adoption rates of work at height machinery in emerging markets; the impact of severe weather or natural disasters that may affect the Company, its suppliers or its customers; risks related to the collectability of receivables, particularly for those businesses with exposure to construction markets; the cost of any warranty campaigns related to the Company’s products; risks related to production or shipment delays arising from quality or production issues; risks associated with international operations and sales, including compliance with the Foreign Corrupt Practices Act; the Company’s ability to comply with complex laws and regulations applicable to U.S. government contractors; cybersecurity risks and costs of defending against, mitigating and responding to a data security breach; and risks related to the Company’s ability to successfully execute on its strategic road map and meet its long-term financial goals. Additional information concerning these and other factors is contained in the Company’s filings with the Securities and Exchange Commission, including the Form 8-K filed today. All forward-looking statements speak only as of the date of this news release. The Company assumes no obligation, and disclaims any obligation, to update information contained in this news release. Investors should be aware that the Company may not update such information until the Company’s next quarterly earnings conference call, if at all.

About Oshkosh Corporation

Oshkosh Corporation is a leading designer, manufacturer and marketer of a broad range of access equipment, commercial, fire & emergency, military and specialty vehicles and vehicle bodies. Oshkosh Corporation manufactures, distributes and services products under the brands of Oshkosh®, JLG®, Pierce®, McNeilus®, Jerr-Dan®, Frontline™, CON-E-CO®, London® and IMT®. Oshkosh products are valued worldwide by rental companies, concrete placement and refuse collection businesses, fire & emergency departments, municipal and airport services and defense forces, where high quality, superior performance, rugged reliability and long-term value are paramount. For more information, log on to www.oshkoshcorporation.com.

®, TM All brand names referred to in this news release are trademarks of Oshkosh Corporation or its subsidiary companies.

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited; in millions, except share and per share amounts)

	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
	2016	2015	2016	2015

Net sales	$1,755.4	$1,578.3	$6,279.2	$6,098.1
Cost of sales	1,456.3	1,328.6	5,223.4	5,058.9
Gross income	299.1	249.7	1,055.8	1,039.2

Operating expenses:
Selling, general and administrative	163.7	149.9	612.4	587.4
Amortization of purchased intangibles	13.0	13.2	52.5	53.2
Long-lived asset impairment charge	26.9	—	26.9	—
Total operating expenses	203.6	163.1	691.8	640.6
Operating income	95.5	86.6	364.0	398.6

Other income (expense):
Interest expense	(14.4)	(13.7)	(60.4)	(70.1)
Interest income	0.6	0.5	2.1	2.5
Miscellaneous, net	1.5	(4.7)	1.3	(4.9)
Income before income taxes and equity in earnings of unconsolidated affiliates	83.2	68.7	307.0	326.1
Provision for income taxes	22.0	18.7	92.4	99.2
Income before equity in earnings of unconsolidated affiliates	61.2	50.0	214.6	226.9
Equity in earnings of unconsolidated affiliates	0.3	0.3	1.8	2.6
Net income	$61.5	$50.3	$216.4	$229.5

Amounts available to common shareholders, net of tax:
Net income	$61.5	$50.3	$216.4	$229.5
Allocated to participating securities	—	(0.1)	—	(0.5)
Net income available to common shareholders	$61.5	$50.2	$216.4	$229.0

Earnings per share attributable to common shareholders:
Basic	$0.83	$0.65	$2.94	$2.94
Diluted	0.82	0.64	2.91	2.90

Basic weighted-average shares outstanding	73,700,883	76,988,788	73,570,020	77,990,432
Dilutive stock options and other equity- based compensation awards	1,042,412	1,011,970	862,898	1,101,303
Participating restricted stock	—	(97,343)	—	(110,317)
Diluted weighted-average shares outstanding	74,743,295	77,903,415	74,432,918	78,981,418

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited; in millions)

	September 30,
	2016	2015*
ASSETS
Current assets:
Cash and cash equivalents	$321.9	$42.9
Receivables, net	1,021.9	964.6
Inventories, net	979.8	1,301.7
Other current assets	93.9	67.9
Total current assets	2,417.5	2,377.1
Property, plant and equipment:
Property, plant and equipment	1,110.6	1,093.7
Accumulated depreciation	(658.5)	(617.9)
Property, plant and equipment, net	452.1	475.8
Goodwill	1,003.5	1,001.1
Purchased intangible assets, net	553.5	606.7
Other long-term assets	87.2	92.0
Total assets	$4,513.8	$4,552.7

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Revolving credit facilities and current maturities of long-term debt	$20.0	$83.5
Accounts payable	466.1	552.8
Customer advances	471.8	440.2
Payroll-related obligations	147.9	116.6
Other current liabilities	261.8	265.0
Total current liabilities	1,367.6	1,458.1
Long-term debt, less current maturities	826.2	844.3
Deferred income taxes, net	11.3	42.1
Other long-term liabilities	332.2	297.1
Commitments and contingencies
Shareholders’ equity	1,976.5	1,911.1
Total liabilities and shareholders’ equity	$4,513.8	$4,552.7

* Prior year amounts reclassified to conform to current year standards.

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	Fiscal Year Ended
	September 30,
	2016	2015
Operating activities:
Net income	$216.4	$229.5
Depreciation and amortization	128.8	124.5
Long-lived asset impairment charge	26.9	—
Stock-based compensation expense	18.7	21.4
Deferred income taxes	(17.0)	(12.2)
Gain on sale of assets	(19.1)	(9.3)
Foreign currency transaction (gains) losses	(1.1)	10.4
Other non-cash adjustments	0.3	14.1
Changes in operating assets and liabilities	223.8	(295.9)
Net cash provided by operating activities	577.7	82.5

Investing activities:
Additions to property, plant and equipment	(92.5)	(131.7)
Additions to equipment held for rental	(34.8)	(26.3)
Proceeds from sale of equipment held for rental	40.2	26.8
Acquisition of business, net of cash acquired	—	(10.0)
Other investing activities	(2.1)	1.1
Net cash used by investing activities	(89.2)	(140.1)

Financing activities:
Proceeds from issuance of debt (original maturities greater than three months)	323.5	375.0
Repayments of debt (original maturities greater than three months)	(373.5)	(365.0)
Net increase (decrease) in short-term debt	(33.5)	33.5
Debt issuance costs	—	(15.5)
Repurchases of common stock	(100.1)	(200.4)
Dividends paid	(55.9)	(53.1)
Proceeds from exercise of stock options	21.7	8.6
Excess tax benefit from stock-based compensation	2.0	4.0
Net cash used by financing activities	(215.8)	(212.9)

Effect of exchange rate changes on cash	6.3	(0.4)
Increase (decrease) in cash and cash equivalents	279.0	(270.9)
Cash and cash equivalents at beginning of period	42.9	313.8
Cash and cash equivalents at end of period	$321.9	$42.9

OSHKOSH CORPORATION

SEGMENT INFORMATION

(Unaudited; in millions)

	Three Months Ended September 30,
	2016			2015
	External	Inter-	Net	External	Inter-	Net
	Customers	segment	Sales	Customers	segment	Sales
Access equipment
Aerial work platforms	$411.0	$—	$411.0	$374.5	$—	$374.5
Telehandlers	180.8	—	180.8	234.6	—	234.6
Other	184.0	—	184.0	160.4	—	160.4
Total access equipment	775.8	—	775.8	769.5	—	769.5

Defense	471.6	0.2	471.8	313.9	3.7	317.6

Fire & emergency	254.7	2.2	256.9	242.4	3.0	245.4

Commercial
Concrete placement	115.4	—	115.4	105.9	—	105.9
Refuse collection	114.1	—	114.1	115.1	—	115.1
Other	23.8	1.0	24.8	31.5	0.4	31.9
Total commercial	253.3	1.0	254.3	252.5	0.4	252.9
Intersegment eliminations	—	(3.4)	(3.4)	—	(7.1)	(7.1)
Consolidated net sales	$1,755.4	$—	$1,755.4	$1,578.3	$—	$1,578.3

	Fiscal Year Ended September 30,
	2016			2015
	External	Inter-	Net	External	Inter-	Net
	Customers	segment	Sales	Customers	segment	Sales
Access equipment
Aerial work platforms	$1,539.5	$—	$1,539.5	$1,627.0	$—	$1,627.0
Telehandlers	773.9	—	773.9	1,126.1	—	1,126.1
Other	699.0	—	699.0	647.5	—	647.5
Total access equipment	3,012.4	—	3,012.4	3,400.6	—	3,400.6

Defense	1,349.3	1.8	1,351.1	931.8	8.0	939.8

Fire & emergency	941.5	11.8	953.3	791.5	23.6	815.1

Commercial
Concrete placement	463.6	—	463.6	461.0	—	461.0
Refuse collection	409.1	—	409.1	385.0	—	385.0
Other	103.3	3.2	106.5	128.2	3.8	132.0
Total commercial	976.0	3.2	979.2	974.2	3.8	978.0
Intersegment eliminations	—	(16.8)	(16.8)	—	(35.4)	(35.4)
Consolidated net sales	$6,279.2	$—	$6,279.2	$6,098.1	$—	$6,098.1

OSHKOSH CORPORATION

SEGMENT INFORMATION (continued)

(Unaudited; in millions)

	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
	2016	2015	2016	2015
Operating income (loss):
Access equipment	$45.2	$56.5	$263.4	$407.0
Defense	52.4	18.5	122.5	9.2
Fire & emergency	22.3	23.7	67.0	43.8
Commercial	17.7	21.1	67.6	64.5
Corporate	(42.1)	(33.2)	(156.5)	(126.0)
Intersegment eliminations	—	—	—	0.1
Consolidated	$95.5	$86.6	$364.0	$398.6

	September 30,
	2016	2015
Period-end backlog:
Access equipment	$179.3	$209.7
Defense*	2,332.4	1,414.0
Fire & emergency	852.9	790.7
Commercial	173.3	193.0
Consolidated	$3,537.9	$2,607.4

* Backlog at September 30, 2016 included $379.9 million of FMTV orders under protest.

Non-GAAP Financial Measures

The Company reports its financial results in accordance with generally accepted accounting principles in the United States of America (GAAP). The Company is presenting various operating results both on a reported basis and on a basis excluding items that affect comparability of results. When the Company uses operating results excluding certain items as described below, they are considered non-GAAP financial measures. The Company believes excluding the impact of these items is useful to investors in comparing the Company’s performance to prior period results. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s results prepared in accordance with GAAP. The table below presents a reconciliation of the Company’s presented non-GAAP measures to the most directly comparable GAAP measures (in millions, except per share amounts):

	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
	2016	2015	2016	2015

Adjusted access equipment segment operating income (non-GAAP)	$73.0	$59.0	$291.2	$409.5
Long-lived asset impairment charge	(26.9)	—	(26.9)	—
Workforce reduction charges	(0.9)	(2.5)	(0.9)	(2.5)
Access equipment segment operating income (GAAP)	$45.2	$56.5	$263.4	$407.0

Adjusted operating income (non-GAAP)	$123.3	$89.5	$391.8	$398.1
Long-lived asset impairment charge	(26.9)	—	(26.9)	—
OPEB curtailment / settlement	—	—	—	3.4
Workforce reduction charges	(0.9)	(2.9)	(0.9)	(2.9)
Operating income (GAAP)	$95.5	$86.6	$364.0	$398.6

Adjusted net income (non-GAAP)	$79.0	$52.7	$233.9	$239.1
Long-lived asset impairment charge, net of tax	(16.7)	—	(16.7)	—
OPEB curtailment / settlement, net of tax	—	—	—	2.1
Workforce reduction charges, net of tax	(0.8)	(2.4)	(0.8)	(2.4)
Debt extinguishment costs, net of tax	—	—	—	(9.3)
Net income (GAAP)	$61.5	$50.3	$216.4	$229.5

Adjusted earnings per share-diluted (non-GAAP)	$1.05	$0.67	$3.14	$3.02
Long-lived asset impairment charge, net of tax	(0.22)	—	(0.22)	—
OPEB curtailment / settlement, net of tax	—	—	—	0.03
Workforce reduction charges, net of tax	(0.01)	(0.03)	(0.01)	(0.03)
Debt extinguishment costs, net of tax	—	—	—	(0.12)
Earnings per share-diluted (GAAP)	$0.82	$0.64	$2.91	$2.90

	Fiscal Year Ended
	September 30,
	2016	2015
Net cash flows provided by operating activities	$577.7	$82.5
Additions to property, plant and equipment	(92.5)	(131.7)
Additions to equipment held for rental	(34.8)	(26.3)
Proceeds from sale of equipment held for rental	40.2	26.8
Free cash flow	$490.6	$(48.7)

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